Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in registration statement Nos. 33-20026, 33-20031, 33-42410, 33-42419, 333-68157 and 333-114343 of Mayor’s Jewelers, Inc. on Forms S-8 of our report dated June 6, 2003, except as to Note B, C(17) and the first three paragraphs of K, the date of which is January 6, 2005 (which report expresses an unqualified opinion and includes an explanatory paragraph related to the Company’s correction in accounting for convertible preferred stock and common stock warrants issued by the Company), appearing in this Annual Report on Form 10-K/A of Mayor’s Jewelers, Inc. for the year ended March 27, 2004.

/s/ Deloitte & Touche LLP

Miami, Florida
January 6, 2005